UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 22, 2014

Infinity Pharmaceuticals, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-31141	33-0655706
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

780 Memorial Drive, Cambridge, MA	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 453-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

First Amendment to Facility Agreement

On September 22, 2014, Infinity Pharmaceuticals, Inc. (the “Company”) entered into a First Amendment to Facility Agreement (the “First Amendment”) with affiliates of Deerfield Management Company, L.P. (the “Lenders”) to amend that certain Facility Agreement dated as of February 24, 2014 (the “Facility Agreement”) by and among the Company and the Lenders. Under the First Amendment, the Company and the Lenders have agreed to reduce the maximum principal amount that the Company may draw down under the credit facility established under the Facility Agreement, subject to the terms and conditions set forth therein, from $100,000,000 to $50,000,000. Accordingly, under the First Amendment, the fee owed by the Company on February 27, 2015 or upon the earlier termination or acceleration of the credit facility has been reduced from 3% of the then-undrawn portion of the previous $100,000,000 commitment to 3% of the then-undrawn portion of the revised $50,000,000 commitment. To date, the Company has not drawn down any portion of funds available to it under the credit facility.

The foregoing description of the First Amendment does not purport to be complete and is qualified in its entirety by reference to the complete text of the First Amendment, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the period ending September 30, 2014.

784 Memorial Drive Lease

On September 25, 2014, the Company entered into a lease agreement (the “Lease”) with BHX, LLC, as trustee of 784 Realty Trust (the “Landlord”), for the lease of office space at 784 Memorial Drive, Cambridge, Massachusetts (the “Leased Premises”). The term of the Lease commences on November 1, 2014, (the “Commencement Date”), and expires on March 31, 2025, (the “Expiration Date”), approximately ten years after the Commencement Date. Pursuant to the Lease, on the Commencement Date the Company has agreed to lease 61,000 square feet of the Leased Premises.

From the Commencement Date until April 1, 2015, the total base rent of the Lease will be $0.00 per month. From April 1, 2015 through March 31, 2020, the total base rent of the Lease will be $170,291.67 per month. From April 1, 2020 until the Expiration Date, the total base rent of the Lease will be $190,625.00 per month. In addition to the base rent, the Company is also responsible for its share of the operating expenses, utility costs and real estate taxes, in accordance with the terms of the Lease. Pursuant to the terms of the Lease, the Company is required to provide a security deposit in cash or in the form of a letter of credit in the initial amount $1,000,000, which may be reduced by up to $750,000 over time in accordance with the terms of the Lease. The Landlord has agreed to pay up to $5,856,100 for certain updates and repairs to be made to the Leased Premises.

The Company has two consecutive rights to extend the term of the Lease for five years under each extension, provided that the Company provides notice to the Landlord not earlier than 18 months, nor later than 12 months, prior to expiration of the Lease. The base rent for each extension term shall be equal to 95% of the then fair market base rent per square foot for the premises.

The Lease contains customary provisions allowing the Landlord to terminate the lease if the Company fails to remedy a default of any of its obligations under the Lease within specified time periods or upon bankruptcy or insolvency of the Company.

The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the complete text of the Lease, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its Quarterly Report on Form 10-Q for the period ending September 30, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFINITY PHARMACEUTICALS, INC.

Date: September 26, 2014	By:	/s/ Adelene Q. Perkins
Adelene Q. Perkins
President and Chief Executive Officer